Exhibit 99.1

Atlantic Union Bankshares Corporation Appoints Frank Russell Ellett to Board of Directors

Richmond, Va., August 21, 2019 – Atlantic Union Bankshares Corporation today announced that Frank Russell Ellett has been appointed to the Company’s Board of Directors, effective immediately.

“We are pleased to welcome Russ as the newest member of our Board,” said Ronald L. Tillett, Chairman of the Board for Atlantic Union Bankshares Corporation.  “With his strong connections throughout Virginia - especially the Roanoke region, as well as his background in running a multi-state business, he will be a valued member of the Board.  We look forward to his contributions and to his leadership both to the Board and to Atlantic Union management.”

Ellett, 52, is President of Excel Truck Group, a dealer and distributor for Freightliner and Mack trucks and Wabash National trailers with offices in Virginia, North Carolina and South Carolina.  Prior to Excel, he worked at Norfolk Southern in a variety of roles.  He also served as a Supply Corps officer in the United States Navy.

He is a past Chairman of the Business Council of the Roanoke/Blacksburg Region, a board member of the Virginia Automobile Dealers Association, and is on the boards of the Virginia and South Carolina Trucking Associations.  Ellett is also a member of the Virginia Western Community College Foundation Board and the North Cross School Board of Trustees.

Ellett received his Bachelor of Arts in English from the University of Virginia and has an MBA from the Darden School of Business at the University of Virginia.  He will serve as a Class III Director, with an initial term expiring at the next annual shareholders meeting.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 153 branches and approximately 200 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Middleburg Financial is a brand name used by Atlantic Union Bank and certain affiliates when providing trust, wealth management, private banking, and investment advisory products and services. Certain non-bank affiliates of Atlantic Union Bank include: Old Dominion Capital Management, Inc., and its subsidiary, Outfitter Advisors, Ltd., Dixon, Hubard, Feinour & Brown, Inc., and Middleburg Investment Services, LLC, which provide investment advisory and/or brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

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Contact:

Bill Cimino, Vice President and Director of Investor Relations 804.448.0937